Exhibit 1.1

DEALER MANAGER

AGREEMENT

8,000,000 Shares of 5.00% Series E Cumulative Redeemable Preferred Stock — $25.00

November 9, 2022

Gladstone Securities, LLC

1521 Westbranch Drive, Suite 100

McLean, Virginia

22102 Attn: John Kent

Ladies and Gentlemen:

Gladstone Land Corporation, a Maryland corporation (the “Company”), is offering an aggregate of 8,000,000 shares of its 5.00% Series E Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Shares”), for sale to the public (the “Offering”). Except as described in the Prospectus (as defined below) or in Section 5 hereof, the Shares are to be sold at a price of $25.00 per Share.

The redemption price per Share will be equal to $22.50 in cash, other than in connection with a redemption in connection with the death of an investor who held Shares. The maximum dollar amount that the Company will make available each calendar year to redeem shares of Series E Preferred Stock will not be subject to an annual limit; provided, that its obligation to redeem shares of Series E Preferred Stock is limited to the extent that the Board of Directors determines, in its sole and absolute discretion, that the Company does not have sufficient funds available to fund any such redemption or the Company is restricted by applicable law from making such redemption; and is also limited to the extent the Board of Directors suspends or terminates the optional redemption right at any time or for any reason, including after delivery of notice by a stockholder to cause the Company to redeem the Shares.

The Company hereby appoints Gladstone Securities, LLC, a Connecticut limited liability company (the “Dealer Manager”), as its agent and principal distributor during the Offering Period (as defined below) for the purpose of selling for cash, on a “reasonable best efforts” basis, the Shares through such wholesalers and securities dealers that the Dealer Manager may retain (individually, a “Dealer” and collectively, the “Dealers”), all of whom shall be members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), pursuant to a Participating Broker-Dealer Agreement in the form attached to this Agreement as Exhibit A (the “Participating Broker-Dealer Agreement”). The Dealer Manager may also sell Shares for cash directly to its own clients and customers subject to the terms and conditions stated in the Prospectus. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its reasonable best efforts to sell the Shares on said terms and conditions.

The minimum initial purchase by any one person shall be $5,000, or 200 Shares, except as otherwise indicated in the Prospectus or determined by the Company in its sole discretion in consultation with the Dealer Manager. The Company shall have the right to approve any material modifications or addenda to the form of the Participating Dealer Agreement. Terms not defined herein shall have the same meaning as in the Prospectus.

The term “Offering Period” shall mean that period during which Shares may be offered for sale, commencing on the date the Prospectus Supplement (as defined below) was filed with the Securities and Exchange Commission (the “SEC”), during which period offers and sales of the Shares shall occur continuously unless and until the Offering is terminated, except that the Dealer Manager and the Dealers shall immediately suspend or terminate the offering of the Shares upon request of the Company at any time and shall resume offering the Shares upon subsequent request of the Company. The Offering Period shall in all events terminate on the earlier of December 31, 2025 (unless earlier terminated or extended by the board of directors of the Company) or the date on which all 8,000,000 Shares are sold. Upon termination of the Offering Period, the Dealer Manager’s agency and this Agreement shall terminate without obligation on the part of the Dealer Manager or the Company except as set forth in this Agreement.

The Company has prepared and filed with the SEC a shelf registration statement on Form S-3 (File No. 333-236943) that contains a base prospectus (the “Base Prospectus”). Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”). Such registration statement, including any information deemed to be a part thereof pursuant to Rule 430B or Rule 430C under the Securities Act, including all financial statements, exhibits and schedules thereto and all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act as from time to time amended or supplemented, or any new registration statement or statements (including a registration statement filed pursuant to Rule 462(b) under the 1933 Act) relating to the Series E Preferred Stock, is herein referred to as the “Registration Statement,” and the prospectus constituting a part of such registration statement (or any new registration statement relating to the Series E Preferred Stock), together with any prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act relating to the Shares (as amended and supplemented, the “Prospectus Supplement”), including all documents incorporated or deemed to be incorporated therein by reference, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to the Dealer Manager by the Company for use in connection with the Offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Dealer Manager for such use. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.”

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus shall be deemed to mean and include, without limitation, the filing of any documents under the Securities Exchange Act of 1934, as amended, including the rules and regulations thereunder (the “Exchange Act”) which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date.

In connection therewith, the Company hereby agrees with the Dealer Manager, as follows:

1.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As an inducement to the Dealer Manager to enter into this Agreement, the Company represents and warrants to the Dealer Manager that:

1.1    The Original Registration Statement has been declared effective by the SEC under the Securities Act. The Company has complied to the SEC’s satisfaction with all requests of the SEC for additional or supplemental information, if any. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the SEC.

1.2    The Prospectus, when filed, complied in all material respects with the Securities Act and, if filed by electronic transmission pursuant to Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (except as may be permitted by Regulation S-T under the Securities Act), was identical to the copy thereof delivered to the Dealer Manager for use in connection with the issuance and sale of the Shares. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective and at all subsequent times, complied and will comply in all material respects with the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. On the date of the Prospectus, as amended or supplemented, as applicable, the Prospectus did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the immediately preceding sentences do not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Dealer Manager or any of the Dealers, either furnished by a Dealer in writing to the Dealer Manager or the Company, or furnished by the Dealer Manager in writing to the Company specifically for inclusion therein.

1.3    The Company has been duly organized and validly exists as a corporation under the laws of the State of Maryland and has the power and authority to conduct its business as described in the Prospectus. The Company is in good standing with the State Department of Assessments and Taxation of Maryland, with full power and authority to conduct its business as described in the Prospectus. The Company has qualified to do business and is in good standing in every jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business, as described in the Prospectus, requires such qualification, except where the failure to do so would not have a material adverse effect on the condition, financial or otherwise, results of operations or cash flows of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

1.4    The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

1.5    As of the date hereof, no filing with, or consent, approval, authorization, license, registration, qualification, order or decree of any court, governmental authority or agency is required for the performance by the Company of its obligations under this Agreement or in connection with the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act, the Exchange Act, the Nasdaq Global Market, the rules of FINRA or applicable state securities laws or where the failure to obtain such consent, approval, authorization, license, registration, qualification, order or decree of any court, governmental authority or agency would not have a Material Adverse Effect.

1.6    There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would reasonably be expected to have a Material Adverse Effect.

1.7    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except (a) to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 6 of this Agreement may be limited under applicable securities laws; and (b) for such conflicts or defaults that would not reasonably be expected to have a Material Adverse Effect.

1.8    The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

1.9    The Shares, when subscribed for, paid for and issued, will be duly and validly issued, fully paid and non-assessable and will conform to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issuance and sale of such Shares shall have been validly and sufficiently taken.

2.    REPRESENTATIONS AND WARRANTIES OF THE DEALER MANAGER.

As an inducement to the Company to enter into this Agreement, the Dealer Manager represents and warrants to the Company that:

2.1    The Dealer Manager is, and during the term of this Agreement will be, a member of FINRA in good standing and a broker- dealer registered as such under the Exchange Act and under the securities laws of the states in which the Shares are to be offered and sold. The Dealer Manager and its employees and representatives possess all required licenses and registrations to act under this Agreement. The Dealer Manager will comply with all applicable laws, rules, regulations and requirements of the Securities Act, the Exchange Act, other federal securities laws, state securities laws and the rules of FINRA, specifically including, but not in any way limited to, the Conduct Rules. Each Dealer and each salesperson acting on behalf of the Dealer Manager or a Dealer will be registered with FINRA and duly licensed by each state regulatory authority in each jurisdiction in which it, he or she will offer and sell Shares.

2.2    The Dealer Manager was duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Connecticut, and has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, and the Dealer Manager has duly authorized, executed and delivered this Agreement.

2.3    This Agreement is a valid and binding agreement of the Dealer Manager, enforceable in accordance with its terms, except to the extent that the enforceability of the indemnity and contribution provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

2.4    The Dealer Manager represents and warrants to the Company that the information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any Prospectus Supplement, or the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

2.5    The Dealer Manager has reasonable grounds to believe, based on information made available to it by the Company, that the Prospectus discloses all material facts adequately and accurately and provides an adequate basis for evaluating an investment in the Shares.

2.6    No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Dealer Manager of this Agreement, except such as may be required under the Securities Act or applicable state securities laws.

2.7    There are no actions, suits or proceedings pending or, to the knowledge of the Dealer Manager, threatened against the Dealer Manager at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which could reasonably be expected to have a material adverse effect on the Dealer Manager or the ability of the Dealer Manager to perform its obligations under this Agreement or to participate in the Offering as contemplated by the Prospectus.

2.8    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under its organizational documents, operating agreement or other similar agreement, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

2.9    The Dealer Manager represents to the Company that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Conduct Rules, Exchange Act Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti- Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA Patriot Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares. The Dealer Manager further represents that it is currently in compliance with all AML Rules and will require each Dealer to comply with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Dealer Manager hereby covenants to remain in compliance with such requirements, and to require each Dealer to remain in compliance with such requirements, and shall, upon request by the Company, provide a certification to the Company that, as of the date of such certification (i) each of the Dealer Manager’s and each Dealer’s AML Program is consistent with the AML Rules and (ii) each of the Dealer Manager and each Dealer is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.

2.10    The Dealer Manager represents that it has (a) abided by and complied with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”); (ii) the privacy standards and requirements of any other applicable federal or state law; and (iii) its own internal privacy policies and procedures, each as may be amended from time to time; (b) refrained from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (c) determined which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers from the Dealers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

3.    COVENANTS OF THE COMPANY.

The Company covenants and agrees with the Dealer Manager that:

3.1    It will deliver to the Dealer Manager such numbers of copies of the Registration Statement, including all amendments and exhibits thereto, and the Prospectus, and any amendment or supplement thereto, as the Dealer Manager may reasonably request for the purposes contemplated by this Agreement and the federal and state securities laws. It will similarly furnish to the Dealer Manager and others designated by the Dealer Manager as many copies as the Dealer Manager may reasonably request in connection with the offering of the Shares of any other printed sales literature or other materials; provided that the use of said sales literature and other materials have been first approved for use by the Company and all appropriate regulatory agencies. It also will furnish to the Dealer Manager and its designees copies of any material deemed necessary by the Dealer Manager and commercially reasonable for the Company to furnish, for due diligence purposes in connection with the Offering.

3.2    It will comply with all requirements imposed upon it by the rules and regulations of the SEC and by all applicable state securities laws and regulations to permit the continuance of offers and sales of the Shares in accordance with the provisions hereof and as set forth in the Prospectus, and will amend or supplement the Prospectus in order to make the Prospectus comply with the requirements of federal and other state securities laws and regulations, as may be necessary for the Offering.

3.3    It will: (a) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC and (b) if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement or any state securities administration shall issue any order or take other action to suspend or enjoin the sale of the Shares, it will promptly notify the Dealer Manager and will use its best efforts to obtain the lifting of such order or to prevent such other action at the earliest possible time.

3.4    If at any time during the Offering Period any event occurs as a result of which, in the opinion of either the Company or the

Dealer Manager, the Prospectus or any supplement then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of a supplement or amendment to the Prospectus which will correct such statement or omission.

3.5    The Company will be responsible for all expenses incident to the performance of the Company’s obligations under this Agreement, including: (a) the preparation, filing and printing of the Registration Statement as originally filed and of each amendment thereto, (b) the preparation, printing and delivery to the Dealer Manager of this Agreement, the Participating Broker-Dealer Agreement and such other documents as may be required in connection with the offering, sale, issuance and delivery of the Shares, (c) the fees and disbursements of the Company’s legal counsel, independent public or certified public accountants and other advisers, (d) the filing fees and expenses related to the review of the terms and fairness of the Offering by FINRA, if applicable, (e) the fees and expenses related to the qualification of the Shares under the securities laws, including the fees and disbursements of counsel in connection with the preparation of any “blue sky” survey and any supplement thereto, if any, (f) the printing and delivery to the Dealer Manager of copies of the Prospectus, (g) the fees and expenses of any registrar, transfer agent or paying agent in connection with the Shares, (h) the preparation, issuance and delivery of certificates, if any, for the Shares, including any stock or other transfer taxes or duties payable upon the sale of the Shares, and (i) the costs and expenses of the Company relating to investor presentations undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the production of slides and graphics, fees and expenses of any consultants engaged in connection with presentations with the prior approval of the Company, and travel and lodging expenses of the representatives of the Company and any such consultants. Notwithstanding the foregoing, the Company shall not directly pay, or reimburse the Dealer Manager for, the costs and expenses described in this Section 3.5 if the payment or reimbursement of such expenses would cause the aggregate of the Company’s “organization and offering expenses” as defined by FINRA Rule 2310 (including the Company expenses paid or reimbursed pursuant to this Section 3.5 and all items of underwriting compensation including Dealer Manager expenses described in Section 5.1) to exceed 15.0% of the gross proceeds from the sale of the Shares.

4.    COVENANTS OF THE DEALER MANAGER.

The Dealer Manager covenants and agrees with the Company that:

4.1    In connection with the offer and sale of the Shares, the Dealer Manager will comply with all requirements imposed upon it by the Securities Act, the Exchange Act, or other federal regulations applicable to the Offering, the sale of Shares or its activities and by all applicable state securities laws and regulations and the rules of FINRA, as from time to time in effect, and by this Agreement, including the obligation to deliver a copy of the Prospectus as required by the Securities Act or the Exchange Act. The Dealer Manager will not make any sales of the Shares in any jurisdiction unless and until it has been advised that the Shares are either registered in accordance with, or exempt from, the securities and other laws applicable thereto. The Dealer Manager shall, and each Dealer shall agree to, solicit purchases of the Shares only in the jurisdictions in which the Dealer Manager and such Dealer are legally qualified to so act and in which solicitations can be made.

4.2    The Dealer Manager will make no representations concerning the Offering except as set forth in the Prospectus.

4.3    The Dealer Manager will provide the Company with such information relating to the offer and sale of the Shares by it as may be requested to enable the Company to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws.

4.4    All engagements of the Dealers will be evidenced by a Participating Broker-Dealer Agreement, except when the Dealer Manager obtains the prior written consent of the Company. When Dealers are used in this Offering, the Dealer Manager will use commercially reasonable efforts to cause such Dealers to comply with all their respective obligations pursuant to the Participating Broker-Dealer Agreement.

4.5    The Dealer Manager will comply in all material respects with the subscription procedures and “Plan of Distribution” set forth in the Prospectus. Subscriptions using DRS Settlement will be submitted by the Dealer Manager and each Dealer to the Company only on the subscription agreement. The Dealer Manager understands and acknowledges, and each Dealer shall acknowledge if using DRS Settlement, that such subscription agreement must be executed and initialed by the subscriber as provided for by such subscription agreement.

4.6    The Company may also provide the Dealer Manager with certain supplemental sales material to be used by the Dealer Manager and the Dealers in connection with the solicitation of purchasers of the Shares. In the event the Dealer Manager elects to use such supplemental sales material, the Dealer Manager agrees that such material shall not be used in connection with the solicitation of purchasers of the Shares unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future. The Dealer Manager agrees that it will not use any sales materials in conjunction with the offer and sale of the Shares other than those either provided to the Dealer Manager by the Company or approved by the Company for use in the Offering. The use of any other sales material is expressly prohibited.

4.7    The Dealer Manager is, and during the term of this Agreement will be, (a) duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, (b) prior to selling in any state or jurisdiction, a broker or dealer duly registered as such if the Dealer Manager’s activities in such state or jurisdiction require such registration or licensing, (c) a member of FINRA in good standing, and (d) otherwise duly registered or qualified as required by any applicable law in any and all other states where solicitation of offers to purchase the Shares are made by the Dealer Manager. The Dealer Manager agrees to notify the Company immediately in writing if it ceases to be a member in good standing with FINRA or it is notified by FINRA that it is being investigated for any impropriety, it is subject to a FINRA suspension, (iii) any state investigates it for any impropriety, or (iv) its registration as a broker-dealer under the Exchange Act is terminated or suspended.

5.    COMPENSATION OF DEALER MANAGER AND COMPANY EXPENSES.

5.1    Except as otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager sales commissions in the amount of 7.0% of the $25.00 per share cash price for Shares sold in the Offering, plus a dealer manager fee in the amount of 3.0% of the $25.00 per share cash price for Shares sold in the Offering, and the Company will pay reduced selling commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of selling commissions in accordance with, and on the terms set forth in, the Prospectus.

5.2    The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.

5.3    Notwithstanding anything to the contrary herein, in the event the Offering terminates prior to completion, the Company will not pay any compensation to the Dealer Manager or any Dealer in connection with the Offering, except for shares actually sold and issued to investors; provided, however, that the Company may reimburse the Dealer Manager and/or a Dealer for of out-of-pocket accountable expenses actually incurred by the Dealer Manager and/or a Dealer in accordance with this Agreement.

5.4    Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission to the Dealer Manager for sale by a Dealer of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Dealer Manager by the Company under this Agreement by an amount equal to the commission rate established in Section 5.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Dealer Manager after such withdrawal occurs, the Dealer Manager shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Dealer Manager from the Company stating the amount owed as a result of rescinded subscriptions.

5.5    In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Dealers participating in the Offering, including, but not limited to, selling commissions and the dealer manager fees exceed 10.0% of the gross proceeds from the Offering in the aggregate. In connection with the amount offered by the Company pursuant to the Prospectus and FINRA’s 10.0% underwriting compensation limitation under FINRA Rule 2310 (“FINRA’s 10% cap”), the Dealer Manager shall advance all the fixed expenses (including, but not limited to, the Dealer Manager’s legal expenses associated with filing the Offering with FINRA if required) that are required to be included within FINRA’s 10% cap to ensure that the aggregate underwriting compensation paid in connection with the Offering does not exceed FINRA’s 10% cap. The Dealer Manager shall repay to the Company any excess amounts received over FINRA’s 10% cap if the Offering is terminated by the Company pursuant to the Prospectus and before reaching the maximum amount of Shares offered by the Company pursuant to the Prospectus.

5.6    The parties hereto acknowledge that the Dealer Manager shall be responsible for (a) all due diligence expenses incurred by the Dealer Manager or any Dealer and (b) all expenses incurred by the Dealer Manager in contracting with a third party to provide clearing services in connection with DTC Settlements (as defined below), and that such expenses shall not be reimbursed by the Company.

5.7    The parties hereto acknowledge that prior to the effective date of this Agreement, the Company may have paid to the Dealer Manager advances of monies against out-of-pocket accountable expenses actually anticipated to be incurred by the Dealer Manager in connection with the Offering. Such advances, if any, shall be credited against the amount of the Dealer Manager Fee payable pursuant to Section 5.1 that is retained by the Dealer Manager and not re-allowed until the full amount of such advances is offset. Such advances are not intended to be in addition to the compensation set forth Section 5.1, and any and all monies advanced that are not utilized for out-of-pocket accountable expenses actually incurred by the Dealer Manager in connection with the Offering shall be reimbursed by the Dealer Manager to the Company.

6.    INDEMNIFICATION.

6.1    The Company will indemnify and hold harmless the Dealers and the Dealer Manager, their officers, directors and managers, and each person, if any, who controls such Dealer or the Dealer Manager within the meaning of Section 15 of the Securities Act (the “Indemnified Persons”) from and against any losses, claims, damages or liabilities (the “Losses”), joint or several, to which such Indemnified Persons may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or in the Prospectus, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the omission or alleged omission to state therein a material act required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will reimburse the Indemnified Person, as appropriate, for any reasonable legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such Loss. Notwithstanding the foregoing provisions of this Section 6.1, the Company will not be liable in any such case to the extent that any such Loss or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished (x) to the Company by the Dealer Manager or (y) to the Company or the Dealer Manager by or on behalf of any Dealer specifically for use in the preparation of the Registration Statement or any such post-effective amendment thereto, or the Prospectus, and, further, the Company will not be liable in any such case if it is determined that such Dealer or the Dealer Manager was at fault in connection with the Loss, expense or action. Notwithstanding the foregoing, the Company shall not indemnify or hold harmless an Indemnified Person for any Losses or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Person, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Person and (c) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnified Person and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

6.2    The Dealer Manager will indemnify and hold harmless the Company, its officers and directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, from and against any Losses to which any of the aforesaid parties may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or in the Prospectus or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, (c) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of clauses (a)- (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments thereof or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto, or (d) any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with potential investors or unauthorized verbal representations concerning the Shares by the Dealer Manager, or (e) any untrue statement made by the Dealer Manager or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares, or (f) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA Rules, SEC rules and the USA Patriot Act. The Dealer Manager will reimburse the aforesaid parties in connection with investigation or defending such Loss or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

6.3    Each Dealer severally will indemnify and hold harmless the Company, the Dealer Manager and each of their officers, directors, and managers, and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act (each, a “Dealer Indemnified Person”), from and against any Losses to which the Dealer Indemnified Person may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or in the Prospectus, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, (c) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of clauses (a)-(c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto, or (d) any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with potential investors or unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents, or (e) any untrue statement made by such Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares, or (f) any failure to comply with Section IX or Section XII of the Participating Dealer Agreement or any other material violation of the Participating Dealer Agreement, or (g) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA Rules, SEC Rules and the USA Patriot Act. Each such Dealer will reimburse the Dealer Indemnified Person in connection with investigating or defending any such Loss or action. This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.

6.4    Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, notify in writing the indemnifying party of the commencement thereof and the omission so to notify the indemnifying party will relieve it from any liability under this Section 6 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 6.5) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

6.5    The indemnifying party shall pay all reasonable legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

7.    SURVIVAL OF PROVISIONS.

7.1    The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (b) the acceptance of any payment for the Shares.

7.2    The obligations of the Company to pay the Dealer Manager pursuant to Section 5.1 of this Agreement, and the provisions of Section 5.3, Section 5.4, Sections 6 through 8 and Sections 11 and 15 of this Agreement shall survive the termination of this Agreement.

8.    APPLICABLE LAW AND VENUE.

This Agreement and its validity, interpretation and construction shall be governed by the laws of the State of Maryland; provided; however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. The Company, the Dealer Manager and each Dealer hereby agree that venue for any action brought in connection with this Agreement shall lie exclusively in Fairfax County, Virginia.

9.    COUNTERPARTS.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

10.    SUCCESSORS AND AMENDMENT.

10.1    This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Company and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

10.2    This Agreement may be amended by the mutual written agreement of the Dealer Manager and the Company.

11.    TERM.

11.1    This Agreement may be terminated by either party on sixty (60) days’ written notice, with or without cause.

11.2    In any case, this Agreement shall terminate at the close of business on the effective date that the Offering is terminated. Upon expiration or termination of this Agreement, the Company shall pay to the Dealer Manager all commissions to which the Dealer Manager is or becomes entitled under Section 5 at such time as such commissions become payable.

11.3    In addition, the Dealer Manager, upon the expiration or termination of this Agreement, shall (a) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into such account as the Company may designate; and (b) promptly deliver to the Company all records and documents in its possession which relate to the Offering which are not designated as dealer copies. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential.

11.4    The Dealer Manager shall use its best efforts to cooperate with the Company to accomplish any orderly transfer of management of the Offering to a party designated by the Company.

12.    CONFIRMATIONS.

The Company hereby agrees to prepare and send confirmations to all purchasers of Shares whose subscriptions for the purchase of Shares are accepted by the Company.

13.    SUITABILITY OF INVESTORS; COMPLIANCE WITH PRIVACY AND ANTI-MONEY LAUNDERING REGULATIONS.

13.1    The Dealer Manager will offer Shares, and in its agreements with Dealers will require that the Dealers offer Shares, only to persons who meet the financial qualifications set forth in the Prospectus, if any, or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Dealer Manager will comply, and in its agreements with Dealers, the Dealer Manager will require that the Dealers comply, with the provisions of all applicable rules and regulations relating to suitability of investors, if any.

13.2    The Company, the Dealer Manager and each Dealer shall: (a) abide by and comply with (i) the privacy standards and requirements of the GLB Act; (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time; and (b) refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers.

13.3    The Company, the Dealer Manager and each Dealer agree to comply with the USA Patriot Act and any applicable U.S. Department of Treasury regulations issued thereunder that require reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against the list of Specially Designated Nationals and Blocked Persons. In addition, the Company, the Dealer Manager, and each Dealer agree to comply with all Executive Orders and federal regulations administered by the U.S. Department of Treasury Department’s Office of Foreign Asset Control. Further, the Dealer Manager agrees, upon receipt of an “information request” issued under Section 314(a) of the USA Patriot Act, to provide the Financial Crimes Enforcement Network with information regarding: (i) the identity of a specified individual or organization; (ii) account number; (iii) all identifying information provided by the account holder; and (iv) the date and type of transaction. The Dealer Manager from time to time will monitor account activity to identify patterns of unusual size or volume, geographic factors, and any other potential signals of suspicious activity, including possible money laundering or terrorist financing. The Company reserves the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

14.    SUBMISSION OF ORDERS.

14.1    The Dealer Manager may authorize certain Dealers that have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more, to instruct their customers to make their checks for Shares subscribed for payable directly to the Dealer. In such case, the Dealer will collect the proceeds of the subscribers’ checks and issue a check made payable to the order of the Company, as described above, for the aggregate amount of the subscription proceeds or wire such funds to the Company. The Dealer Manager and any Dealer receiving a check that does not conform to the foregoing instructions shall promptly return such check directly to such subscriber. Checks received by the Dealer Manager or Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section 14 and in accordance with the requirements set forth in Rule 15c2-4 promulgated under the Exchange Act.

14.2    It is understood and agreed that the Company reserves the right in its sole discretion to refuse to sell any of the Shares to any person.

14.3    In connection with DRS Settlement (as defined below), those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to “UMB Bank, National Association, as escrow agent for Gladstone Land Corporation” (the “Escrow Agent”). Each person desiring to purchase Shares through the Dealer Manager, or any other Dealer participating in the Offering, will be required to complete and execute the subscription documents described in the Prospectus, if any. In connection with DRS Settlement, when a Dealer’s internal supervisory procedures are conducted at the site at which the subscription agreement and check were initially received by such Dealer from the subscriber, the Dealer shall transmit the subscription agreement and check to the Escrow Agent by the end of the next business day following receipt of the check and subscription agreement. When, pursuant to a Dealer’s internal supervisory procedures, such Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), such Dealer shall transmit the check and subscription agreement to the Final Review Office by the end of the next business day following such Dealer’s receipt of the subscription agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the subscription agreement and check, forward both the subscription agreement and check to the Escrow Agent. If any subscription agreement solicited by a Dealer participating in this Offering is rejected by the Dealer Manager or the Company, then the subscription agreement and check will be returned to the rejected subscriber within thirty (30) days from the date of rejection.

14.4    The Company will sell the Shares using two closing services provided by the Depository Trust Company (“DTC”). The first service is DTC closing (“DTC Settlement”), and the second service is Direct Registration Service (“DRS Settlement”). A sale of Shares shall be deemed by the Company to be completed if and only if (i) the Company has received payment of the full purchase price of purchased Shares, from an investor who satisfies the minimum purchase requirements set forth in the Prospectus as determined by the Dealer Manager or other Dealer participating in this Offering, as applicable, in accordance with the provisions of this Agreement, (ii) the Company has accepted such subscription, and, if using DRS Settlement, a properly completed and executed subscription agreement, and (iii) such investor has been admitted as a stockholder of the Company. In addition, no sale of Shares shall be completed until after the date on which the subscriber receives a copy of the Prospectus. The Dealer Manager hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever or no reason, and no dealer manager fee in the amount of up to 3.0% (as described in Section 5.1) will be paid to the Dealer Manager with respect to that portion of any subscription which is rejected.

15.    NOTICE.

Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (i) overnight courier, (ii) depositing the same in the United States mail, postpaid, certified, return receipt requested, (iii) electronic delivery or (iv) facsimile transfer. Notice deposited in the United States mail shall be deemed given when mailed. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Company:	Gladstone Land Corporation
1521 Westbranch Drive, Suite 100
McLean, Virginia 22102
Attention: David Gladstone, Chairman, Chief Executive Officer and President
Attention: Lewis Parrish, Chief Financial Officer and Assistant Treasurer
Fax: (703) 287-5801

To Dealer Manager:	Gladstone Securities, LLC
1521 Westbranch Drive, Suite 100
McLean, Virginia 22102
Attention: John Kent
Fax: (703) 287-5803

With a copy to:	The Gladstone Companies
1521 Westbranch Drive, Suite 100
McLean, Virginia 22102
Attention: Michael B. LiCalsi, General Counsel and Secretary
Fax: (703) 287-5899

16.    SEVERABILITY.

In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

17.    NO WAIVER.

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

18.    ASSIGNMENT.

This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

19.    ENTIRE AGREEMENT.

This Agreement constitutes the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof and supersedes all prior written and oral statements or agreements with respect to such subject matter.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

/s/ David Gladstone
Name: David Gladstone
Title: Chairman, Chief Executive Officer and President

Accepted and agreed as of the date first above written.

GLADSTONE SECURITIES, LLC

/s/ John Kent
Name: John Kent Title: Managing Principal

Signature Page to Dealer Manager Agreement

Exhibit A

PARTICIPATING DEALER AGREEMENT

8,000,000 Shares of 5.00% Series E Cumulative Redeemable Preferred Stock — $25.00

Ladies and Gentlemen:

Gladstone Securities, LLC, as the dealer manager (“Dealer Manager”) for Gladstone Land Corporation, a Maryland corporation (the “Company”), invites you (the “Dealer”) to participate in the distribution of shares of 5.00% Series E Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Shares”), of the Company subject to the following terms:

I.    Dealer Manager Agreement

The Dealer Manager and the Company have entered into that certain Dealer Manager Agreement, dated November 9, 2022 (the “Dealer Manager Agreement”), in the form attached hereto as Exhibit A. By your acceptance of this Participating Dealer Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in such Dealer Manager Agreement, including specifically the provisions of Section 6.3 of such Dealer Manager Agreement wherein each Dealer severally agrees to indemnify and hold harmless the Company, the Dealer Manager and each officer, director, member and manager thereof, and each person, if any, who controls the Company and the Dealer Manager for the matters set forth in Section 6.3 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement. Except as otherwise specifically stated herein, all terms used in this Participating Dealer Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are offered solely through broker-dealers which are members of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its reasonable best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Participating Dealer Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager, and authorized by the Company in writing, to supplement the Prospectus (“Supplemental Information”).

II.    Submission of Orders

Dealer hereby agrees to solicit, as an independent contractor and not as the agent of the Dealer Manager or of the Company (or their affiliates), persons acceptable to the Company to purchase the Shares pursuant to the subscription agreement in the form attached to the Prospectus and in accordance with the terms of the Prospectus. Dealer hereby agrees to diligently make inquiries as required by this Agreement, as set forth in the Prospectus, and as required by all applicable laws of all prospective investors in order to ascertain whether a purchase of the Shares is suitable for each such investor.

If persons purchase Shares via check and subscription agreement, they will be instructed by the Dealer to make their checks payable to “UMB Bank, National Association, as escrow agent for Gladstone Land Corporation.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods:

1.    Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Dealer for deposit directly with the Company in accordance with the procedures set forth in the Prospectus.

2.    Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit, by the end of the next business day following receipt by the Final Review Office, such checks to the Company for deposit with the Company in accordance with the procedures set forth in the Prospectus.

III.    Pricing

Except as described in the Prospectus, 8,000,000 Shares are intended to be offered to the public at the offering price of $25.00 per Share, payable in cash. Except as otherwise indicated in the Prospectus, determined by the Company in its sole discretion, or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $5,000, or 200 Shares, is required. The Shares are nonassessable.

IV.    Covenants of Dealer

Dealer represents and warrants to the Company and the Dealer Manager and agrees that:

Prior to participating in the Offering, Dealer will have reasonable grounds to believe, based on information made available to Dealer by the Dealer Manager and/or the Company through the Prospectus, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating an investment in the Company and the Shares.

Dealer agrees not to rely upon the efforts of the Dealer Manager, which is affiliated with the Company, in determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal or state laws or FINRA. Dealer further agrees to conduct its own investigation to make that determination independent of the efforts of the Dealer Manager.

Dealer agrees to retain in its records and make available to the Dealer Manager and to the Company for a period of at least six (6) years following the termination of the Offering, information establishing that each investor who purchases the Shares solicited by Dealer is suitable for such investment.

Dealer agrees that, prior to accepting a subscription for the Shares, it will inform the prospective investor of all pertinent facts relating to the illiquidity and lack of marketability of the Shares, as appropriate, during the term of the investment.

Dealer hereby undertakes and agrees to comply with all obligations applicable to Dealer under all applicable laws, rules and regulations, including those set forth by FINRA. In soliciting persons to acquire the Shares, Dealer further agrees to comply with any applicable requirements of the Securities Act, the Exchange Act, other applicable federal securities laws, applicable state securities laws, the rules and regulations promulgated thereunder and the rules of FINRA and, in particular, Dealer agrees that it will not give any information or make any representations other than those contained in the Prospectus and in any supplemental sales literature furnished to Dealer by the Dealer Manager for use in making such solicitations.

Dealer shall deliver to each prospective investor, prior to any submission by such prospective investor, a written offer to buy any Shares, a copy of the Prospectus, and shall keep record of to whom, by what manner and on what date it delivered each such copy.

Dealer will not deliver to any offeree any written documents pertaining to the Company or the Shares, other than the Prospectus, and any other materials specifically designated for distribution to prospective investors that are supplied to Dealer by the Company or its affiliates. Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

In its solicitation of offers for the Shares, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, as well as the published rules and regulations thereunder, and the rules and regulations of all state securities authorities, as applicable, to the best of its knowledge, after due inquiry and investigation and to the extent within its direct control.

Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the rules and regulations of FINRA, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in all of the jurisdictions in which Dealer solicits offers to purchase the Shares.

V.    Dealers’ Commissions

Except as otherwise provided in the Prospectus and this Section V, the Dealer’s sales commission applicable to the Shares sold by Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of Shares sold by it and accepted and confirmed by the Company, which commission will be payable by the Dealer Manager. For these purposes, shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable Offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, and such Shares have been fully paid for and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.

As set forth in the Prospectus, to the extent the Dealer determines to reduce its sales commission below 7.0%, the public offering price per share will be decreased by an amount equal to such reduction. Examples of such reductions are reflected in the table below:

Dealer Sales Commission	Public Offering Price Per Share
7.0%	$25.00
6.5%	$24.88
6.0%	$24.75
5.5%	$24.63
5.0%	$24.50
4.5%	$24.38
4.0%	$24.25
3.5%	$24.13
3.0%	$24.00
2.5%	$23.88
2.0%	$23.75
1.5%	$23.63
1.0%	$23.50
0.5%	$23.38
0.0%	$23.25

Except as otherwise provided herein, all expenses incurred by Dealer in the performance of Dealer’s obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at Dealer’s sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow a portion of its dealer manager fee to Dealers participating in the Offering of Shares as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 6 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer. In addition, as set forth in the Prospectus, the Dealer Manager may reimburse Dealer for reasonable bona fide accountable due diligence expenses incurred by such Dealer. The Dealer Manager shall have the right to require the Dealer to provide a detailed and itemized invoice as a condition to the reimbursement of any such due diligence expenses. Reimbursement requests for accountable bona fide due diligence expenses must be made by Dealer within six months of the date of sale of Shares or such requests will not be honored by the Dealer Manager.

VI.    Applicability of Indemnification

Each of the Dealer and Dealer Manager hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Dealer Manager Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in such Dealer Manager Agreement, including specifically the provisions of Section 6.3 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement and the Dealer Manager Agreement.

VII.    Payment

Payments of selling commissions will be made by the Dealer Manager to Dealer within 14 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, the Company is relieved of any obligation for selling commissions to Dealer. The Company may rely on and use the preceding acknowledgment as a defense against any claim by Dealer for selling commissions the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer.

VIII.    Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a subscription agreement signature page and the required check in payment for the Shares may be rejected. Issuance of the Shares will be made only after actual receipt of payment. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 30 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to Dealer.

IX.    Prospectus and Supplemental Information

Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Supplemental Information. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus as required by the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder. The Dealer agrees that it will not send or give any Supplemental Information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Supplemental Information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings that have not been previously approved by the Dealer Manager and the Company in writing. Each Dealer agrees that it will mail or otherwise deliver all Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required under the federal securities laws.

X.    License and Association Membership

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. Dealer agrees to notify the Dealer Manager immediately in writing and this Participating Dealer Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA Rules.

XI.    Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including but not limited to applicable FINRA Conduct Rules, Exchange Act Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA Patriot Act, and applicable FINRA Conduct Rules and Exchange Act Regulations, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares (the “AML Program”). Dealer further represents and warrants that it is currently in compliance with the AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Dealer hereby covenants to remain in compliance with such requirements. Dealer shall, at least annually and upon any other request of Dealer Manager or the Company, provide a certification to Dealer Manager and/or the Company that, as of the date of such certification (i) the Dealer’s AML Program is consistent with the AML Rules and (ii) the Dealer is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Further, Dealer agrees, upon receipt of an “information request” issued under Section 314 (a) of the USA Patriot Act to provide the Financial Crimes Enforcement Network with information regarding: (i) the identity of a specified individual or organization; (ii) account number, (iii) all identifying information provided by the account holder; and (iv) the date and type of transaction. The Dealer from time to time will monitor account activity to identify patterns of unusual size or volume, geographic factors, and any other potential signals of suspicious activity, including possible money laundering or terrorist financing.

Dealer agrees and acknowledges that each investor who purchases Shares solicited by Dealer is a customer of Dealer, and not Dealer Manager, with respect to such transaction, and that it shall be Dealer’s responsibility to perform all reviews required pursuant to the AML Rules. The Company reserves the right to reject any subscriptions from new customers who fail to provide necessary information or who intentionally provide misleading information.

XII.    Limitation of Offer and Suitability

Dealer will offer Shares only to persons who meet any applicable suitability requirements and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with the provisions of the rules and requirements of FINRA, as well as all other applicable rules and regulations relating to suitability of investors, and the suitability standards set forth in the Prospectus.

Prior to the sale of the Shares, each Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment.

XIII.    Due Diligence and Adequate Disclosure

Dealer understands that the Company, Dealer Manager or third party due diligence providers may from time to time furnish Dealer with certain information which is non-public, confidential or proprietary in nature (the “Due Diligence Information”) in connection with its due diligence obligations under FINRA rules and the federal securities laws. Dealer agrees that the Due Diligence Information will be kept confidential and shall not, without our prior written consent, be disclosed by Dealer, or by Dealer’s affiliates, agents, representatives or employees, in any manner whatsoever, in whole or in part, and shall not be used by Dealer, its agents, representatives or employees, other than in connection with Dealer’s due diligence evaluation of the Offering. Dealer agrees to reveal the Due Diligence Information only to its affiliates, agents, representatives and employees who need to know the Due Diligence Information for the purpose of the due diligence evaluation. Further, Dealer and its affiliates, agents, representatives and employees will not disclose to any person the fact that the Due Diligence Information has been made available to it.

The term Due Diligence Information shall not include information which (i) is already in Dealer’s possession or in the possession of Dealer’s parent company or affiliates, provided that such information is not known by Dealer to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party; (ii) is or becomes generally available to the public other than as a result of a disclosure by Dealer, its affiliates, or their respective directors, officers, employees, agents, advisors and representatives in violation of this agreement; (iii) becomes available to Dealer or its affiliates on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Dealer or its affiliates to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party; or (iv) is independently developed by Dealer or by its affiliates without use of the Due Diligence Information.

Dealer agrees that its obligation of non-disclosure, non-use and confidentiality of the Due Diligence Information as set forth herein shall terminate two (2) years after the date on which the Due Diligence Information is received by Dealer.

XIV.    Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.

XV.    Customer Complaints

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or Dealer), the Shares or the Company.

XVI.    Termination and Amendments

Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Participating Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Participating Dealer Agreement and the exhibits hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Participating Dealer Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Shares after he has received such notice.

XVII.    Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

1.    Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach- Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

2.    Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Shares made by its customers pursuant to this Participating Dealer Agreement.

3.    Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law.

XVIII.    Notice

Any notice in this Participating Dealer Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transfer. Notice deposited in the United States mail shall be deemed given when mailed. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Dealer Manager:	Gladstone Securities, LLC
1521 Westbranch Drive, Suite 100
McLean, Virginia 22102
Attention: John Kent
Fax: (703) 287-5803

To Dealer:	Address Specified By Dealer on Dealer Signature Page

XIX.    Attorney’s Fees, Applicable Law and Venue

In any action to enforce the provisions of this Participating Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Participating Dealer Agreement shall be construed under the laws of the State of Virginia and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Dealer and Dealer Manager hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in McLean, Virginia.

XX.    Severability

In the event that any court of competent jurisdiction declares any provision of this Participating Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Participating Dealer Agreement shall be considered severable.

XXI.    No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Participating Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXII.    Assignment

This Participating Dealer Agreement may not be assigned by either party, except with the prior written consent of the other party. This Participating Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXIII.    Authorization

Each party represents to the other that all requisite proceedings have been undertaken to authorize it to enter into and perform under this Participating Dealer Agreement as contemplated herein, and that the individual who has signed this Participating Dealer

Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Participating Dealer Agreement.

[SIGNATURE PAGE FOLLOWS]

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions set forth therein.

THE DEALER MANAGER:

Gladstone Securities, LLC

By:
Name: John Kent
Title: Managing Principal

Participating Dealer Agreement Signature Page

We have read the foregoing Participating Dealer Agreement and the form Dealer Manager Agreement included as an exhibit thereto, and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that we will comply with the applicable requirements of the Securities Act, the Securities Act Rules and Regulations, the Exchange Act and the Exchange Act Rules and Regulations. We represent and warrant that we are duly registered as a broker-dealer under the provisions of the Exchange Act and the Exchange Act Rules and Regulations or we are exempt from such registration. We hereby agree to advise you of any changes to the information listed on this signature page during the term of this Participating Dealer Agreement. We hereby represent that we will comply with the Rules of FINRA, all rules and regulations promulgated by FINRA and all applicable laws, rules and regulations.

1. Person to receive notice pursuant to Section XVIII.

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.: (    )                  Fax No.: (    )

E-Mail:

AGREED TO AND ACCEPTED BY THE DEALER:

Name of Participating Dealer
Federal Identification Number

By:	Date:
Signature

Printed Name

Title

Kindly have checks representing selling commissions forwarded as follows (if different from above):

Name of Firm:

Address:
Street
	City	State	Zip Code

Telephone No.
Fax No.
Attention: